Accountants' Consent



February 21, 2001
Board of Directors
Masterpiece Technology Group, Inc.
Loveland, Ohio

This letter grants Masterpiece Technology Group, Inc. (MPTG) permission to use our Independent Auditors' Opinion dated July 7, 2000 on the financial statements for the year ended March 31, 2000 included as part of the Securities and Exchange Commission filing of MPTG's Form S-8.

Sincerely,

VonLehman & Company
Ft. Mitchell, Kentucky